Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated December 15, 2006 on the financial statements of One Earth Energy, LLC (a development stage company) as of October 31, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (November 28, 2005) to October 31, 2006 in the Post-Effective Amendment No. 2 to the Form SB-2/A Registration Statement of One Earth Energy, LLC dated on or about July 3, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
July 3, 2007